Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated June 20, 2024 with respect to the consolidated financial statements of ZJK Industrial Co., Ltd. as of and for the years ended December 31, 2023 and 2022, appearing in its Annual Report on Form 20-F for the year ended December 31, 2024, in this Registration Statement on Form F-3 (Registration No. 333-293519) and the related Prospectus of ZJK Industrial Co., Ltd. filed with the Securities and Exchange Commission.

/s/ TPS Thayer LLC

Sugar Land, Texas

March 23, 2026